Exhibit 10.3

June 30, 2025

ProFrac Holdings II, LLC

c/o ProFrac Holdings, Corp.

333 Shops Blvd. Suite 301

Willow Park, Texas 76087

Attn: Matthew D. Wilks, Executive Chairman

Austin Harbour, Chief Financial Officer

Steven Scrogham, Chief Legal Officer

Re: Shared Services Agreement – Services Fee

Dear Matt and Steve:

Reference is hereby made to (i) that certain Shared Services Agreement (the “Services Agreement”), dated as of May 3, 2022 (the “Effective Date”), by and between Wilks Brothers, LLC, a Texas limited liability company (“Wilks”) and ProFrac Holdings II, LLC, a Texas limited liability company (“Holdings II”); and (ii) that certain Credit Agreement, dated March 4, 2022, among ProFrac Holdings, LLC, a Texas limited liability company (“Holdings”), Holdings II, the other guarantors party thereto, the lenders party thereto, and the ABL Agent (as defined below), as amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Existing ABL Credit Agreement”).

For purposes of this letter agreement (this “Letter Agreement”): (i) Wilks and Holdings II may be referred to separately as a “Party” or collectively as the “Parties”; (ii) “ABL Agent” means JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Existing ABL Credit Agreement, and, if JPMorgan Chase Bank, N.A. is no longer serving in such capacity, any other administrative and/or collateral agent under any ABL Credit Agreement (as defined herein); (iii) “ABL Credit Agreement” means the Existing ABL Credit Agreement and any credit agreement that refinances and/or replaces the Existing ABL Credit Agreement, as any such credit agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; (iv) “Liquidity” means Liquidity, as defined in the ABL Credit Agreement or, if not so defined in the ABL Credit Agreement, as any analogous term is defined therein; and (v) capitalized terms used but not otherwise defined in this Letter Agreement have the meanings ascribed to them in the Services Agreement.

Pursuant to Section 9.6 of the Services Agreement, the Services Agreement may be amended, modified, or supplemented by an agreement in writing signed by each Party.

Notwithstanding anything in the Services Agreement to the contrary, the Parties hereby acknowledge and agree that the Services Fee required to be paid under the Services Agreement shall not be payable in cash and instead shall by payable only in shares of ProFrac Holding Corp. (the “Parent”) Class A common stock (“ProFrac Stock”) until such time as Holdings and its Subsidiaries (as defined in the ABL Credit Agreement) have Liquidity of at least $120,000,000, as determined based upon the calculations set forth in the most recently delivered Borrowing Base Certificate (as defined in the ABL Credit Agreement) (the “Liquidity Condition”). Any payment of the Services Fee in ProFrac Stock prior to the satisfaction of the Liquidity Condition will be determined by dividing $1,750,000 (or such lesser amount pursuant to the immediately following paragraph) by the 10-day Volume-Weighted Average Price (“VWAP”) for the ProFrac Stock at the end of each quarter. Notwithstanding anything to the contrary contained herein, no payment of the Services Fee in ProFrac Stock shall be made until Parent has obtained shareholder approval therefor in accordance with applicable listing standards of The Nasdaq Stock Market

LLC and has complied with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating thereto, including without limitation, if applicable, Exchange Act Rule 14c-2’s information statement filing and transmittal requirements relating to corporate actions taken by written consent (the “Approval Condition”). Any payment of the Services Fee in ProFrac Stock that is delayed as a result of the Approval Condition having not yet been satisfied shall be payable in arrears in ProFrac Stock upon satisfaction of the Approval Condition.

Upon satisfaction of the Liquidity Condition, the Services Fee shall again become payable in cash in accordance with the terms of the Services Agreement; provided, that the Services Fee for any quarter during which the Liquidity Condition is satisfied for only a portion of such quarter shall be pro-rated and payable in cash only for each full month (to the extent the Borrowing Base Certificate is then deliverable once per month) or each week (to the extent the Borrowing Base Certificate is then deliverable weekly) during which the Liquidity Condition was satisfied (and shall be payable in ProFrac Stock for each month or week during which the Liquidity Condition was not satisfied).

Except as otherwise expressly set forth in this Letter Agreement, nothing herein shall be deemed to constitute an amendment, modification, supplement or waiver of any of the provisions of the Services Agreement, which shall remain in full force and effect. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Letter Agreement shall be instituted exclusively in the state or federal courts in Tarrant County, Texas, and each Party irrevocably: (a) submits to the exclusive jurisdiction of such courts; and (b) waives any objection to such courts based on venue or inconvenience. This Letter Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party. No failure to exercise any rights, remedy, power or privilege arising from this Letter Agreement shall operate or be construed as a waiver thereof. This Agreement and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of conflict, this Agreement shall control unless expressly agreed otherwise in a writing signed by authorized representatives of both Parties. This Letter Agreement shall terminate upon the Liquidity Condition being satisfied. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

If the foregoing is acceptable to you, please signify your agreement by executing on the space indicated below.

WILKS BROTHERS, LLC

By:

Name: Dan H. Wilks

Title: Manager

____________________________

Acknowledged and agreed
as of the date first set forth above:

PROFRAC HOLDINGS II, LLC

By:

Name: Austin Harbour

Title: Chief Financial Officer